For Period Ending 12/31/06
File No. 811-2224

Item 77O. Transactions Effected Pursuant to Rule 10f-3

MML Small Cap Growth Equity Fund (Series 7)

On December 12, 2006, Registrant purchased 700 shares issued by IPG Photonics Corp. at a price of $16.50 per share, amounting to a $11,550 aggregate purchase price. Jefferies & Co., an affiliate of Wellington Management Company LLP, participated in the underwriting syndicate. Merrill Lynch was the broker from whom the Fund purchased the shares.

MML Mid Cap Value Fund (Series 19)

On July 11, 2006, Registrant purchased 66,588 shares issued by Allied World Assurance Co. Holdings Ltd. at a price of $34.00 per share, amounting to a $2,263,992 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of American Century Investment Management, Inc., participated in the underwriting syndicate. Goldman Sachs & Co. was the broker from whom the Fund purchased the shares.

On October 12, 2006, Registrant purchased 1,258,500 shares issued by SAIC INC at a price of $15.00 per share, amounting to a $18,877,500 purchase price. Jefferies & Company, Inc., an affiliate of American Century Investment Management, Inc., participated in the underwriting syndicate. Stiffel Nicholas Capital Markets, Bank of America Securities, S G Cowen and Morgan Stanley were the brokers from whom the Fund purchased the shares.

On November 20, 2006, Registrant purchased 1,225,000 shares issued by Spirit Aerosystems Holdings Inc. at a price of $26.00 per share, amounting to a $31,850,000 aggregate purchase price. Jefferies & Company, Inc., an affiliate of American Century Investment Management, Inc., participated in the underwriting syndicate. Lehman Brothers and Scotia Capital were the brokers from whom the Fund purchased the shares.

On December 14, 2006, Registrant purchased 342,500 shares issued by Altra Holdings Inc. at a price of $13.50 per share, amounting to a $4,623,750 aggregate purchase price. Jefferies & Company, Inc., an affiliate of American Century Investment Management, Inc., participated in the underwriting syndicate. Robert W. Baird was the broker from whom the Fund purchased the shares.

MML Mid Cap Growth Fund (Series 20)

On November 20, 2006, Registrant purchased 200 shares issued by Spirit Aerosystems Holdings Inc. at a price of $26.00 per share, amounting to a $5,200 aggregate purchase price. Jefferies & Company, an affiliate of T. Rowe Price Associates, Inc., participated in the underwriting syndicate. Morgan Stanley & Company was the broker from whom the Fund purchased the shares.